Exhibit 99.1

May 12, 2021

Liberty Broadband Corporation to Hold Virtual Annual Meeting of Stockholders

ENGLEWOOD, Colo.--(BUSINESS WIRE)—Liberty Broadband Corporation (“Liberty Broadband”) (Nasdaq: LBRDA, LBRDK, LBRDP) will be holding its virtual Annual Meeting of Stockholders on Wednesday, May 26, 2021 at 9:00 a.m. M.T. Stockholders of record as of the record date will be able to listen, vote and submit questions pertaining to the annual meeting by logging in at www.virtualshareholdermeeting.com/LBRD2021. The record date for the meeting is 5:00 p.m., New York City time, on March 31, 2021. Stockholders will need the 16-digit control number that is printed in the box marked by the arrow on the stockholder’s proxy card or Notice of Internet Availability of Proxy Materials for the Liberty Broadband meeting to enter the virtual annual meeting website. If you require technical support before or during the meeting, please contact 844-986-0822 (toll free) or 303-562-9302 (international).

After the meeting, John Malone, Chairman of Liberty Broadband, and Greg Maffei, President and Chief Executive Officer of Liberty Broadband, will be available for a Q&A session. Please visit www.virtualshareholdermeeting.com/LBRD2021 to listen to the Q&A session. All questions must be submitted in advance. To submit a question, please email investor@libertybroadband.com with the subject “Annual Meeting Question” by 5:00 p.m. M.T. on Wednesday, May 19, 2021. During the Q&A session, Liberty Broadband may make observations regarding the company’s financial performance and outlook.

In addition, access to the meeting and Q&A session will be available on the Liberty Broadband website. All interested persons should visit http://www.libertybroadband.com/events to access the webcast. An archive of the webcast will also be available on this website after appropriate filings have been made with the SEC.

About Liberty Broadband Corporation

Liberty Broadband Corporation operates and owns interests in a broad range of communications businesses. Liberty Broadband’s principal assets consist of its interest in Charter Communications and its subsidiary GCI. GCI is Alaska’s largest communications provider, providing data, wireless, video, voice and managed services to consumer and business customers throughout Alaska and nationwide. GCI has delivered services for nearly 40 years to some of the most remote communities and in some of the most challenging conditions in North America.

Liberty Broadband Corporation
Courtnee Chun, 720-875-5420

Source: Liberty Broadband Corporation